Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
First Niagara Financial Group, Inc.

We consent to the incorporation by reference in the current report on Form 8K/A of First Niagara Financial Group, Inc. of our report dated April 22, 2004, with respect to the consolidated balance sheets of Hudson River Bancorp, Inc. and subsidiaries as of March 31, 2004 and 2003, and the related consolidated income statements, statements of changes in shareholders' equity, and statements of cash flows for each of the years in the three-year period ended March 31, 2004, which report appears in the March 31, 2004 annual report on Form 10-K/A, as amended, of Hudson River Bancorp, Inc. incorporated by reference herein. Our report included an explanatory paragraph describing the adoption prospectively of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of April 1, 2002.


/s/ KPMG LLP

Albany, New York
March 30, 2005